                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC  20549

                                      FORM 8-K

                                   CURRENT REPORT
       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): June 25, 1998

                                 DAOU SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)

                                      DELAWARE
                   (State or other jurisdiction of incorporation)

                 0-22073                                330284454
        (Commission File Number)            (IRS Employer Identification No.)

                   5120 Shoreham Place, San Diego, California 92122
             (Address of principal executive offices, including zip code)

                                   (619) 452-2221
                (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS.

REPORTING OF CERTAIN FINANCIAL AND OTHER INFORMATION FOR REGISTRATION AND OTHER PURPOSES

          DAOU Systems, Inc., a Delaware corporation (the "Company"), is filing herewith audited supplemental consolidated financial statements, selected consolidated financial data (supplemental), and Management's Discussion and Analysis of Financial Condition and Results of Operations (supplemental), which reflect the Company's acquisition of Synexus Incorporated, a Pennsylvania corporation, Sentient Systems, Inc., a Maryland corporation, Technology Management, Inc., an Indiana corporation, International Health Care Systems, Inc., a Florida corporation, Resources in Healthcare Innovations, Inc., an Indiana corporation, Healthcare Transition Resources, Inc., an Indiana Corporation, Innovative Systems Solutions, Inc., an Indiana corporation, Grande Isle Consulting, Inc., an Indiana corporation, and Ultitech Resources Group, Inc., an Indiana corporation. Each of these acquisitions was accounted for as a pooling of interests. Upon release of financial information covering the periods in which these transactions were consummated, these supplemental consolidated financial statements will become the historical financial statements of the Company.

              INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


DAOU SYSTEMS, INC.

Report of Ernst & Young LLP, Independent Auditors.....................................  4

Report of Deloitte & Touche LLP, Independent Auditors.................................  5

Report of PricewaterhouseCoopers LLP, Independent Accountants.........................  6

Supplemental Consolidated Balance Sheets at December 31, 1997 and 1996................  7

Supplemental Consolidated Statements of Income for the years ended
  December 31, 1997, 1996 and 1995....................................................  8

Supplemental Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997, 1996 and 1995........................................  9

Supplemental Consolidated Statements of Cash Flows for the years ended
   December 31, 1997, 1996 and 1995................................................... 10

Notes to Supplemental Consolidated Financial Statements............................... 11

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
DAOU Systems, Inc.

We have audited the accompanying supplemental consolidated balance sheets of DAOU Systems, Inc. (formed as a result of the consolidation of DAOU Systems, Inc., Sentient Systems, Inc., Synexus Incorporated, Technology Management, Inc. and Affiliate and Resources in Healthcare Innovations, Inc. and Affiliates) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the mergers of DAOU Systems, Inc., Synexus Incorporated and Sentient Systems, Inc., in March 1998 and Technology Management, Inc. and Affiliate and Resources in Healthcare Innovations, Inc. and Affiliates in June 1998, which have been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Sentient Systems, Inc. which statements reflect total assets constituting 6% for 1997 and 12% for 1996 of the related consolidated supplemental financial statement totals, and which reflect net income constituting 28%, 22% and 6% of the related supplemental consolidated financial statement totals for the years ended December 31, 1997, 1996 and 1995, respectively. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Sentient Systems, Inc., is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DAOU Systems, Inc. at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the mergers of DAOU Systems, Inc., Synexus Incorporated, Sentient Systems, Inc., Technology Management, Inc. and Affiliate and Resources in Healthcare Innovations, Inc. and Affiliates, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                       ERNST & YOUNG LLP

San Diego, California
August 4, 1998

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Sentient Systems, Inc.
Kensington, Maryland

We have audited the accompanying balance sheets of Sentient Systems, Inc. (the Company) as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
McLean, Virginia
February 13, 1998

                          REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Sentient Systems, Inc.

We have audited the accompanying balance sheet of Sentient Systems, Inc. (the Company) as of November 30, 1995 and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis. evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sentient Systems, Inc. as of November 30, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                             /s/ PricewaterhouseCoopers L.L.P.


McLean, Virginia
March 8, 1996

                                   DAOU Systems, Inc.

                         Supplemental Consolidated Balance Sheets

                        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                         DECEMBER 31,
                                                                                    1997              1996
                                                                              ------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                         $  7,981        $   3,123
   Short-term investments, available-for-sale                                          10,307              839
   Accounts receivable, net of allowance of $312 and $310 in
           1997 and 1996, respectively                                                 15,744           10,444
   Contract work in progress                                                           13,291            4,122
   Deferred income taxes                                                                  320              176
   Other current assets                                                                 1,769              682
                                                                              ------------------------------------
Total current assets                                                                   49,412           19,386
Due from officers/stockholders                                                            371              228
Equipment, furniture and fixtures, net                                                  3,859            1,761
Deferred income taxes                                                                       3               23
Other assets                                                                              465              274
                                                                              ------------------------------------
                                                                                     $ 54,110        $  21,672
                                                                              ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                            $  1,661        $     869
   Accrued salaries and wages                                                           2,675            2,256
   Other accrued liabilities                                                            2,995            1,328
   Accrued dividends payable                                                              487                -
   Income taxes payable                                                                     5              106
   Deferred revenue                                                                       369            1,110
   Current portion of long-term debt and line of credit                                 1,437              268
   Current portion of severence payable                                                   210                -
                                                                              ------------------------------------
Total current liabilities                                                               9,839            5,937

Deferred rent                                                                              55               92
Long-term debt                                                                             49               32
Deferred income taxes                                                                     390                -
Long-term portion of severence payable                                                    823                -
Deferred compensation to officers                                                       1,117            1,117

Commitments and contingencies
Redeemable preferred stock                                                                  -            8,190

Stockholders' equity:
   Preferred stock, $.001 par value:
     Authorized shares - 5,000
     Issued and outstanding shares - none -
   Common stock, $.001 par value:
     Authorized shares - 50,000
     Issued and outstanding shares - 16,945 in 1997 and 12,796 in 1996                     17               13
   Additional paid-in capital                                                          36,040            1,584
   Deferred compensation                                                                 (907)          (1,166)
   Unrealized gain on short-term investments                                              146              101
   Accretion of redeemable preferred stock                                                  -             (572)
   Retained earnings                                                                    6,541            6,344
                                                                              ------------------------------------
Total stockholders' equity                                                             41,837            6,304
                                                                              ------------------------------------
                                                                                     $ 54,110        $  21,672
                                                                              ====================================

                                              See accompanying notes.

                                                DAOU Systems, Inc.

                                  Supplemental Consolidated Statements of Income

                                     (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                      YEARS ENDED DECEMBER 31,
                                                            1997               1996              1995
                                                     ------------------------------------------------------
Revenues                                                     $69,055           $50,947          $36,448
Cost of revenues                                              45,553            33,730           22,583
                                                     ------------------------------------------------------
Gross profit                                                  23,502            17,217           13,865

Operating expenses:
   Sales and marketing                                         7,780             4,166            2,928
   General and administrative                                 12,425             9,945            8,930
   Merger and related expenses                                   718                 -                -
                                                     ------------------------------------------------------
                                                              20,923            14,111           11,858
                                                     ------------------------------------------------------
Income from operations                                         2,579             3,106            2,007
Interest income, net                                             873               369              193
                                                     ------------------------------------------------------
Income before income taxes                                     3,452             3,475            2,200
Provision for income taxes                                       947               149              889
                                                     ------------------------------------------------------
Net income                                                     2,505             3,326            1,311
Accretion of redeemable preferred stock                            -               485               87
                                                     ------------------------------------------------------
Net income attributable to common stock                      $ 2,505           $ 2,841          $ 1,224
                                                     ======================================================

Net income per share:
   Basic                                                     $  0.15           $  0.23          $  0.10
                                                     ======================================================
   Diluted                                                   $  0.15           $  0.23          $  0.10
                                                     ======================================================

Shares used in computing net income per
   share:
   Basic                                                      16,231            12,580           12,260
                                                     ======================================================
   Diluted                                                    17,246            14,385           12,548
                                                     ======================================================

                                              See accompanying notes.

                                         DAOU Systems, Inc.

                   Supplemental Consolidated Statements of Stockholders' Equity

                                          (IN THOUSANDS)

                                                            COMMON STOCK               ADDITIONAL
                                                   --------------------------------     PAID-IN      DEFERRED
                                                          SHARES           AMOUNT       CAPITAL    COMPENSATION
                                                   -------------------------------------------------------------
Balance at December 31, 1994                               12,251            $12         $   169    $        -
   Accretion of redeemable preferred stock                      -              -               -             -
   Issuance of common stock in exchange for
     services                                                  70              -              23             -
   Unrealized gain on short-term investments                    -              -               -             -
   Net income                                                   -              -               -             -
                                                   -------------------------------------------------------------
Balance at December 31, 1995                               12,321             12             192             -
   Deferred compensation                                        -              -           1,243        (1,243)
   Amortization of deferred compensation                        -              -               -            77
   Issuance of common stock in exchange for
     services                                                  35              -              30             -
   Shares issued in connection with formation of
     S Corporation                                            225              -              25             -
   Issuance of common stock for cash                          252              1             100             -
   Repurchase and retirement of common stock                  (37)             -              (6)            -
   Accretion of redeemable preferred stock                      -              -               -             -
   Distribution to Sentient stockholders (Note 2)               -              -               -             -
   Unrealized gain on short-term investments                    -              -               -             -
   Adjustment for change in Sentient Systems,
     Inc.'s year end                                            -              -               -             -
   Net income                                                   -              -               -             -
                                                   -------------------------------------------------------------
Balance at December 31, 1996                               12,796             13           1,584        (1,166)
   Issuance of common stock upon initial public
     offering, net                                          2,000              2          15,782             -
   Conversion of redeemable preferred stock upon
     initial public offering                                1,603              2           7,616             -
   Issuance of common stock upon secondary public
     offering, net                                            500              -           9,320             -
   Issuance of common stock upon exercise of stock
     options                                                  142              -             639             -
   Tax effect from exercise of noncompensatory
     stock options                                              -              -           1,103             -
   Amortization of deferred compensation                        -              -               -           259
   Shares issued in connection with formation of                                                            -
     S Corporation                                            584              1              (1)
   Distribution to Integrex stockholders (Note 2)               -              -               -             -
   Distribution to On-Line stockholders (Note 2)                -              -               -             -
   Distribution to Sentient stockholders (Note 2)               -              -               -             -
   Distribution to TMI stockholders (Note 2)                    -              -               -             -
   Repurchase of founders stock                              (680)            (1)             (3)            -
   Unrealized gain on short-term investments                    -              -               -             -
   Net income                                                   -              -               -             -
                                                   -------------------------------------------------------------
Balance at December 31, 1997                               16,945            $17         $36,040    $     (907)
                                                   =============================================================

                                                                         ACCRETION OF
                                                      UNREALIZED GAIN     REDEEMABLE                         TOTAL
                                                       ON SHORT-TERM       PREFERRED       RETAINED      STOCKHOLDERS'
                                                        INVESTMENTS          STOCK         EARNINGS         EQUITY
                                                   -------------------------------------------------------------------
Balance at December 31, 1994                              $     -           $    -          $ 1,976        $ 2,157
   Accretion of redeemable preferred stock                      -              (87)               -            (87)
   Issuance of common stock in exchange for
     services                                                   -                -                -             23
   Unrealized gain on short-term investments                   95                -                -             95
   Net income                                                   -                -            1,311          1,311
                                                   -------------------------------------------------------------------
Balance at December 31, 1995                                   95              (87)           3,287          3,499
   Deferred compensation                                        -                -                -              -
   Amortization of deferred compensation                        -                -                -             77
   Issuance of common stock in exchange for
     services                                                   -                -                -             30
   Shares issued in connection with formation of
     S Corporation                                              -                -                -             25
   Issuance of common stock for cash                            -                -                -            101
   Repurchase and retirement of common stock                    -                -              (34)           (40)
   Accretion of redeemable preferred stock                      -             (485)               -           (485)
   Distribution to Sentient stockholders (Note 2)               -                -             (146)          (146)
   Unrealized gain on short-term investments                   13                -                -             13
   Adjustment for change in Sentient Systems,
     Inc.'s year end                                           (7)               -              (89)           (96)
   Net income                                                   -                -            3,326          3,326
                                                   -------------------------------------------------------------------
Balance at December 31, 1996                                  101             (572)           6,344          6,304
   Issuance of common stock upon initial public
     offering, net                                              -                -                -         15,784
   Conversion of redeemable preferred stock upon
     initial public offering                                    -              572                -          8,190
   Issuance of common stock upon secondary public
     offering, net                                              -                -                -          9,320
   Issuance of common stock upon exercise of stock
     options                                                    -                -                -            639
   Tax effect from exercise of noncompensatory
     stock options                                              -                -                -          1,103
   Amortization of deferred compensation                        -                -                -            259
   Shares issued in connection with formation of
     S Corporation                                              -                -                -              -
   Distribution to Integrex stockholders (Note 2)               -                -              (94)           (94)
   Distribution to On-Line stockholders (Note 2)                -                -              (63)           (63)
   Distribution to Sentient stockholders (Note 2)               -                -             (391)          (391)
   Distribution to TMI stockholders (Note 2)                    -                -             (644)          (644)
   Repurchase of founders stock                                 -                -           (1,116)        (1,120)
   Unrealized gain on short-term investments                   45                -                -             45
   Net income                                                   -                -            2,505          2,505
                                                   -------------------------------------------------------------------
Balance at December 31, 1997                              $   146           $    -          $ 6,541        $41,837
                                                   ===================================================================

                                      See accompanying notes.

                                          DAOU Systems, Inc.

                          Supplemental Consolidated Statements of Cash Flows

                                            (IN THOUSANDS)

                                                                                YEARS ENDED DECEMBER 31,
                                                                        1997              1996             1995
                                                              ------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                           $  2,505           $ 3,326          $ 1,311
Adjustments to reconcile net income to net
       cash used in operating activities:
   Depreciation and amortization                                        1,324               613              510
   Provision for uncollectible accounts                                    70               108              100
   Common stock issued in exchange for services                             -                30               23
   Deferred income taxes                                                  266                20             (288)
   Changes in operating assets and liabilities:
     Accounts receivable                                               (5,370)             (949)          (6,906)
     Contract work in progress                                         (9,169)           (3,263)             189
     Other current assets                                              (1,087)             (520)             (78)
     Trade accounts payable                                               792              (539)             493
     Accrued salaries and wages                                           419              (195)           1,295
     Deferred revenue                                                    (741)              574             (393)
     Other accrued liabilities                                          1,667              (582)           1,230
     Income taxes payable                                                (101)             (842)             751
     Deferred rent                                                        (37)               66              (18)
     Severence payable                                                  1,033                 -                -
                                                              ------------------------------------------------------
Net cash used in operating activities                                  (8,429)           (2,153)          (1,781)

INVESTING ACTIVITIES
Purchase of equipment, furniture and fixtures                          (3,163)           (1,247)            (675)
Proceeds from sale of assets                                                -                 -              300
Increase in other assets                                                 (186)              (96)              (5)
Purchases of short-term investments                                    (9,462)             (130)          (4,178)
Maturities of short-term investments                                       39             3,879              176
Advances to officers/stockholders                                        (143)              (17)            (306)
Proceeds from repayment of due from officers                                -                 -              209
                                                              ------------------------------------------------------
Net cash (used in) provided by investing activities                   (12,915)            2,389           (4,479)

FINANCING ACTIVITIES
Net advances under the line of credit                                     145                20              165
Proceeds from long-term debt                                            1,101                96                -
Repayment of long-term debt                                               (60)              (87)             (50)
Distributions to stockholders of acquired companies                      (706)             (146)               -
Proceeds from issuance of common stock and redeemable
   preferred stock                                                     26,842               126            7,618
Repurchase of founders stock                                           (1,120)              (40)               -
                                                              ------------------------------------------------------
Net cash provided by (used in) financing activities                    26,202               (31)           7,733
                                                              ------------------------------------------------------
Increase in cash and cash equivalents                                   4,858               205            1,473
Cash and cash equivalents at beginning of year                          3,123             2,918            1,445
                                                              ------------------------------------------------------
Cash and cash equivalents at end of year                             $  7,981           $ 3,123          $ 2,918
                                                              ======================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
   Income taxes                                                       $   115           $   982          $   429
                                                              ------------------------------------------------------
   Interest                                                           $   113           $    46          $    13
                                                              ------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
   Accrued dividends payable to TMI, Inc. stockholders                $   487           $     -          $     -
                                                              ======================================================
   Conversion of redeemable preferred stock and accreted
   dividends to common stock                                          $ 7,618           $     -          $     -
                                                              ======================================================

                                      See accompanying notes.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

DAOU Systems, Inc. ("DAOU" or the "Company") designs, implements, supports and manages advanced computer network systems for hospitals, integrated healthcare delivery systems and other healthcare provider organizations, located throughout the United States.

The Company's design services include an assessment of the customer's existing computer network system and the preparation of voice, video and data network specifications, technical design documentation and diagrams. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems. The Company's support and management services are typically provided under multi-year contracts and include remote and on-site network management services, as well as information systems outsourcing. DAOU typically provides its services under a fixed-price contract and over a fixed period of time.

In March 1998, the Company acquired all of the issued and outstanding shares of Synexus Incorporated ("Synexus") and Sentient Systems, Inc. ("Sentient") through the Company's wholly-owned subsidiaries DAOU-Synexus, Inc. and DAOU-Sentient, Inc. In June 1998, the Company acquired all of the issued and outstanding shares of Technology Management, Inc. and Affiliate and Resources in Healthcare Innovations, Inc. and Affiliates, through the Company's wholly-owned subsidiaries DAOU-TMI, Inc. and DAOU-RHI, Inc. The above acquisitions were accounted for using the pooling-of-interests method of accounting and, accordingly, the supplemental consolidated financial statements reflect the combined financial position and operating results for the Company, Synexus, Sentient, Technology Management, Inc. and Affiliate, and Resources in Healthcare Innovations and Affiliates for all periods presented giving retroactive effect to the pooling transactions. All significant intercompany accounts have been eliminated. These supplemental consolidated financial statements will become the historical consolidated financial statements of DAOU upon the issuance of financial statements for a period that includes the date of the mergers.

REVENUE RECOGNITION

Contract revenue for the development and implementation of network solutions is recognized using the percentage-of-completion method with progress to completion measured by labor costs incurred to date compared to total estimated labor costs. Provisions for estimated losses on contracts, if any, are made during the period when the loss becomes probable and can be reasonably estimated. Revenues recognized in excess of amounts billed and project costs are classified as contract work in progress. Revenue from technical support and network management services is recognized as the services are performed. Payments received in advance of services performed are recorded as deferred revenue and amortized as the services are performed.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMER

Substantially all of the Company's accounts receivable are from hospitals and other healthcare providers. Generally, the Company obtains a significant deposit from its customers upon signing a contract and collateral is not required. The Company provides for losses from uncollectible accounts and such losses have historically not exceeded management's expectations. During 1995, one customer accounted for 22% of the Company's revenues. No other customer accounted for more than 10% of the Company's revenues in any period presented.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less when purchased. The Company has established guidelines relative to diversification and maturities that are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company historically has not experienced any losses on its cash equivalents or short-term investments.

The Company classifies its short-term investments as "Available-for-Sale" and records such assets at the estimated fair value on the balance sheet with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity until realized. The basis for computing realized gains or losses is by specific identification.

EQUIPMENT, FURNITURE AND FIXTURES

Equipment, furniture and fixtures are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the remaining lease term.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about the future that affect the amounts reported in the financial statements and disclosures made in the accompanying notes of the financial statements. The actual results could differ from those estimates.

NET INCOME PER SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, which supersedes Accounting Principles Board ("APB") Opinion No. 15. SFAS No. 128 replaces the presentation of primary earnings per share (EPS) with "Basic EPS" which includes no dilution and is based on weighted-average common shares outstanding for the period. Companies with complex capital structures, including DAOU, will also be required to present "Diluted EPS" that reflects the potential dilution of securities such as stock options and warrants. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. On February 3, 1998, the SEC issued Staff Accounting Bulletin (SAB) No. 98 which revised the previous instructions for determining the dilutive effects in earnings per share computations of common stock and common stock equivalents issued at prices below the IPO price prior to the effectiveness of the IPO.

The following table sets forth the computation of the shares used in the basic and diluted net income per share calculation (IN THOUSANDS):

                                                                             DECEMBER 31,
                                                               1997              1996             1995
                                                      ------------------------------------------------------
   Shares used in Basic net income per share -
     weighted average common shares
         outstanding                                           16,231            12,580           12,260
                                                      ------------------------------------------------------

   Effect of conversion of preferred stock from date
     of issuance                                                  189             1,603              288

   Net effect of dilutive common share equivalents
     based on treasury stock method                               826               202                -
                                                      ------------------------------------------------------

   Shares used in Diluted net income per share                 17,246            14,385           12,548
                                                      ======================================================

STOCK-BASED COMPENSATION

Effective January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company has continued accounting for its stock-based compensation in accordance with the provisions of APB 25.

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME and SFAS No. 131, SEGMENT INFORMATION. Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not believe that comprehensive income or loss will be materially different than net income or loss. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and does not believe the adoption of these standards will have a material impact on the Company's financial statements.

2. ACQUISITIONS

During June 1998, the Company acquired (i) Technology Management, Inc. ("TMI"), a privately-held company that provides information technology consulting services primarily to the healthcare industry, (ii) International Health Care Systems, Inc.("IHCS"), a privately-held company with a common shareholder with TMI that provides information technology consulting services primarily to the healthcare industry on behalf of TMI, (iii) Resources in Healthcare Innovations, Inc. ("RHI"), a privately-held information technology services firm that provides contract management services for healthcare information systems to hospitals and managed care organizations, and (iv) Healthcare Transition Resources, Inc. ("HTR"), Ultitech Resources Group, Inc. ("URG"), Innovative Systems Solutions, Inc. ("ISS") and Grand Isle Consulting, Inc. ("GIC"), each a privately held company with common shareholders of RHI that implements software applications from third parties and provides support services to healthcare enterprises. Shareholders of TMI, IHCS, RHI, HTR, URG, ISS and GIC received 1,078,963, 224,668, 1,839,381,
275,662, 282,551, 308,583 and 223,645 shares, respectively, of the Company's common stock in exchange for the outstanding stock of each of these companies. The above acquisitions have been accounted for using the pooling-of-interests method of accounting, and accordingly, the historical financial statements of periods prior to the consummation of the combinations have been restated as though the companies had been combined for all periods presented. Estimated merger costs, net of tax effects, related to these acquisitions were $2,882,000, and were recorded during June 1998.

During March 1998, the Company acquired Synexus, a privately-held company specializing in the planning, design and implementation of enterprise networks in healthcare environments, and Sentient, a privately-held company which provides integration and support services primarily to health-care organizations. Shareholders of Synexus and Sentient received 161,235 and 1,397,550 shares, respectively, of the Company's common stock in exchange for all of the outstanding stock of each of these companies. The acquisitions have been accounted for using the pooling-of-interests method of accounting, and accordingly, the historical financial statements of periods prior to the consummation of the combinations have been restated as though the companies had been combined for all periods presented. Estimated merger costs, net of tax effects, related to these acquisitions were $1,722,000, and were recorded during March 1998.

On September 25, 1997, the Company acquired through its wholly-owned subsidiary DAOU On-Line, Inc. all of the issued and outstanding shares of On-Line Networking, Inc. ("On-Line") in exchange for 150,000 shares of the Company's common stock. On-Line is a provider of communication infrastructure services primarily within the healthcare information technology market.

On July 9, 1997, the Company acquired through its wholly-owned subsidiary DAOU-Integrex, Inc. all of the issued and outstanding shares of Integrex Systems Corporation ("Integrex") in exchange for 700,000 shares of the Company's common stock. Integrex provides advanced network design, integration and consulting support services primarily to healthcare organizations and also to educational and governmental institutions, all of which are primarily located in the state of Virginia. Integrex specializes in voice and video networks and also designs integrated cable plants capable of supporting voice, video and high-speed data transmission.

Both the Integrex and On-Line acquisitions were accounted for using the pooling-of-interests method of accounting and, accordingly, the historical financial statements for all periods prior to the consummation of the combinations have been restated as though the companies had been combined for all periods presented.

Total revenues and net income (loss) of DAOU, Integrex, On-Line, Synexus, Sentient, TMI (including IHCS) and RHI (including HTR, URG, ISS and GIC) for the three years ended December 31, 1997 were (in thousands):

                                      DAOU       INTEGREX     ON-LINE      SYNEXUS    SENTIENT       TMI         RHI      COMBINED
                                 --------------------------------------------------------------------------------------------------
Year ended December 31, 1997
   Total revenues                    $30,606       $5,426      $5,668       $1,578      $9,861      $6,371      $9,545     $69,055
   Net income (loss)                    (820)         951         (44)         121         694       1,576          27       2,505
Year ended December 31, 1996
   Total revenues                     19,311        4,456       4,616        1,680       9,732       5,374       5,778      50,947
   Net income                             83          478         361           97         730       1,061         516       3,326
Year ended December 31, 1995
   Total revenues                     14,330        2,548       2,985          985       8,157       4,327       3,116      36,448
   Net income (loss)                   1,240          179        (301)          50          83         (30)         90       1,311


3. SHORT-TERM INVESTMENTS, AVAILABLE-FOR-SALE

Short-term investments, available-for-sale, consist of the following (IN THOUSANDS):

                                                                                          GROSS
                                                   AMORTIZED           GROSS           UNREALIZED       ESTIMATED
                                                      COST         UNREALIZED GAINS       LOSSES        FAIR VALUE
                                             -----------------------------------------------------------------------
DECEMBER 31, 1997
Equity securities                                  $     707              $154           $   (2)        $     859
Government and corporate debt securities               9,454                 -               (6)            9,448
                                             -----------------------------------------------------------------------
                                                   $  10,161              $154           $   (8)        $  10,307
                                             =======================================================================
DECEMBER 31, 1996
Equity securities                                  $     629              $124           $   (5)        $     748
Government and corporate debt securities                 109                                (18)               91
                                             -----------------------------------------------------------------------
                                                   $     738              $124           $  (23)        $     839
                                             =======================================================================

Short-term investments by contractual maturity are as follows at December 31, 1997:


Due in one year or less                                           $10,105
Due after one year through two years                                   30
Greater than two years                                                172
                                                           ---------------
                                                                  $10,307
                                                           ===============

4. SELECTED BALANCE SHEET DETAILS

Equipment, furniture and fixtures consist of the following (IN THOUSANDS):

                                                                                  DECEMBER 31,
                                                                             1997              1996
                                                                   -------------------------------------
Equipment and furniture                                                    $ 6,630           $ 3,646
Leasehold improvements                                                         171               147
                                                                   -------------------------------------
                                                                             6,801             3,793
Less accumulated depreciation and amortization                              (2,942)           (2,032)
                                                                   -------------------------------------
                                                                           $ 3,859           $ 1,761
                                                                   =====================================

Other accrued liabilities consist of the following (IN THOUSANDS):

                                                                                  DECEMBER 31,
                                                                           1997                1996
                                                                   -------------------------------------
Accrued contract costs                                                      $2,390           $   626
Other accrued liabilities                                                      605               702
                                                                   -------------------------------------
                                                                            $2,995           $ 1,328
                                                                   =====================================

5. LINES OF CREDIT

In August 1997, On-Line amended its previous $300,000 line of credit with a bank by increasing it to $500,000. The agreement provides for the payment of interest at the bank's variable base rate, as defined (9.00% at December 31, 1997) plus 1%, callable on demand, and expired on March 31, 1998. The line is secured by accounts receivable, inventories and equipment, and is personally guaranteed by the three former stockholders of On-Line. At December 31, 1997, there were no amounts outstanding under the line of credit.

The RHI line of credit is for $700,000 and expires on May 1, 1999. Under the terms of the agreement, advances bear interest at the bank's prime rate plus
 .25% (8.75% at December 31, 1997). There are no compensating balance requirements and borrowings under the line of credit are limited to 65% of qualifying receivables. At December 31, 1997, $350,000 was outstanding under the line of credit.

Interest expense for the above lines of credit for years ended December 31, 1997, 1996 and 1995 was $43,100, $16,400 and $2,400, respectively.

6. LONG-TERM DEBT

Long-term debt at December 31, 1997 consists of secured notes payable of On-Line to a financing company, a secured note payable of RHI to a bank and a secured five-year term loan of Synexus.

As of December 31, 1997, the On-Line notes require aggregate monthly payments of $2,634, including interest with rates ranging from 9.25% to 10.75%. The notes mature from May 1998 to August 2001 and are secured by vehicles.

The RHI note payable is a $1,000,000 note payable to a bank which has a maturity date of September 1, 1998 and an interest rate of 8.5%. As of December 31, 1997, no principal payments had been made.

The Synexus five-year term loan is for capital asset acquisitions with maximum borrowing available of $360,000, bears interest at the Wall Street Journal prime rate plus 1.25% (9.75% as of December 31, 1997), and is payable in monthly installments of $6,000 principal plus accrued interest. This note is collateralized by the general assets of Synexus and is guaranteed by certain of the Company's stockholders. At December 31, 1997, $168,000 remains available for future borrowings.

Interest expense for the above long-term debt for the years ended December 31, 1997, 1996 and 1995 was $19,600, $3,600 and $5,600, respectively.

7. COMMITMENTS

LEASE COMMITMENTS

The Company leases its facilities and certain equipment under operating lease agreements. The facility leases provide for abatement of rent during certain periods and escalating rent payments during the lease term. Rent expense for 1997, 1996 and 1995 totaled $1,187,000, $1,122,000 and $726,000, respectively.

Annual future minimum lease payments under noncancellable operating leases with initial terms of one year or more at December 31, 1997, consist of the following (IN THOUSANDS):


                   1998                              $1,257
                   1999                                 872
                   2000                                 719
                   2001                                 693
                   2002                                 704
                                         ------------------
                                                     $4,245
                                         ==================

SEVERANCE PAYABLE

In connection with the retirement of one of the RHI original founders, RHI entered into a severance agreement whereby RHI will repay the retiring founder a total of $1,050,000 in severance payments, payable in sixty consecutive monthly installments of $17,500 beginning on December 20, 1997. At December 31, 1997, the Company had an outstanding payable of $1,032,500. The aggregate minimum future payments under the severance agreements as of December 31, 1997 are $210,000, $210,000, $210,000, $210,000 and $192,500 for
the years ending December 31, 1998, 1999, 2000, 2001 and 2002, respectively.

8. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

REDEEMABLE PREFERRED STOCK

During 1995, 1,603,430 shares of redeemable preferred stock were issued at $4.99 per share for proceeds of $7,618,000 net of issuance costs. Holders of the redeemable preferred stock were entitled to receive cumulative dividends at the rate of $0.03 per share per annum, when and if declared by the Board of Directors and prior to any dividends on the common stock.

The redeemable preferred stock had a liquidation preference of $4.99 per share plus any declared but unpaid dividends and was convertible at the option of the holder into one share of common stock, subject to certain antidilution adjustments. The shares of preferred stock were automatically converted into shares of common stock in connection with the initial public offering of the Company's common stock which closed in February 1997. The increase in the redemption value of the redeemable preferred stock was $87,000 in 1995 and $485,000 in 1996.

STOCK OPTION PLANS

During 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), under which 947,025 shares of the Company's common stock were initially reserved for issuance upon exercise of options granted by the Company. During November 1996, the Board of Directors increased the number of shares reserved for issuance under the plan to 1,367,925. In October 1997, the Board of Directors, subject to stockholder approval, approved an additional 3,000,000 shares to be reserved under the Plan. The Plan provides for the grant of both incentive and nonstatutory stock options to officers, directors, employees and consultants of the Company. Options granted by the Company generally vest over a three to five-year period and are exercisable for a period of ten years from the date of the grant.

The Company recorded $1,243,000 of deferred compensation for options granted during the year ended December 31, 1996, representing the difference between the option exercise price and the deemed fair value for financial statement presentation purposes. The Company is amortizing the deferred compensation ratably over the vesting period of the options.

A summary of the Company's stock option activity under the Plan and related information for the years ended December 31 follows:

                                                   1997                             1996
                                      --------------------------------   ------------------------------
                                                         WEIGHTED-                        WEIGHTED-
                                                         AVERAGE                           AVERAGE
                                                       EXERCISE PRICE                   EXERCISE PRICE
                                          OPTIONS                           OPTIONS
                                      --------------------------------   ------------------------------
Outstanding -beginning of year               801,113          $5.16                -         $   -
   Granted                                   793,339           9.61          822,158          5.16
   Exercised                                (144,487)          4.44                -             -
   Forfeited                                (228,470)          5.86          (21,045)         4.28
                                      --------------------------------   ------------------------------
                                           1,221,495          $8.13          801,113         $5.16
                                      ================================   ==============================

Exercisable at end of year                    52,101          $6.57                -             -
                                      ================================   ==============================
Weighted-average fair value of
   options granted during the year                            $4.30                          $2.81
                                                      ================                =================

In November 1996, the Company granted 140,300 non-qualified stock options at an exercise price of $4.28 per share outside of the Plan. These options vest ratably over a five-year period.

The following table summarizes information about stock options outstanding under the Plan at December 31, 1997:


                                           OUTSTANDING                             EXERCISABLE
                         -------------------------------------------------  ------------------------------
                                            WEIGHTED
                                            AVERAGE
                                           REMAINING
        RANGE OF             NUMBER       CONTRACTUAL    WEIGHTED-AVERAGE      NUMBER     WEIGHTED-AVERAGE
     EXERCISE PRICE        OUTSTANDING        LIFE        EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------------------------------------------------------------------------  ------------------------------
      $4.28 to $4.35            401,988       8.3             $4.28             33,454          $4.28
     $4.35 to $ 6.53            386,475       9.2              6.03                  -              -
     $8.70 to $10.88            194,532       9.1             10.22             18,647          10.69
    $10.88 to $13.05              6,000       9.5             12.75                  -              -
    $15.23 to $17.40            232,500       9.5             16.43                  -              -
                         -------------------------------------------------  ------------------------------
                              1,221,495       8.9             $8.13             52,101          $6.57
                         =================================================  ==============================

At December 31, 1997, 196,588 options were vested and options for 1,943 common shares were available for future grant.

Adjusted pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 6%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 75% and 0%, respectively; and a weighted-average expected life of the option of seven years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do no necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's adjusted pro forma information is as follows (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION):

                                                YEARS ENDED DECEMBER 31,
                                                    1997        1996
                                              ---------------------------
Adjusted pro forma net income                     $2,256       $2,364
                                              ===========================

Adjusted pro forma net income per share:
   Basic                                          $ 0.14       $ 0.19
                                              ===========================
   Diluted                                        $ 0.13       $ 0.16
                                              ===========================

The results above are not likely to be representative of the effects of applying SFAS No. 123 on reported net income or loss for future years as these amounts reflect the expense for only one or two years vesting.

In August 1997, TMI issued rights to employees to buy up to 178,604 shares of DAOU stock on an as converted basis. Each right could be exercised to purchase one share of DAOU's Common Stock at an exercise price of $5.05. Effective January 1, 1998, DAOU issued 100,312 shares of Common Stock to employees under the terms of stock rights outstanding. The remaining 78,292 shares in the stock rights plan expire on December 31, 1998 under the terms of the original issuance.

WARRANTS

In connection with the issuance of the redeemable preferred stock, the Company issued two warrants to purchase an aggregate of 133,285 shares of common stock at an exercise price of $4.99 per share. The warrants are exercisable immediately and expire on October 26, 2000.

COMMON STOCK RESERVED

At December 31, 1997, a total of 1,497,023 shares of the Company's common stock have been reserved for the exercise of stock options and warrants.

9. INCOME TAXES

The provision for income taxes consists of the following (IN THOUSANDS):

                                    YEARS ENDED DECEMBER 31,
                                1997         1996          1995
                           -----------------------------------------
Current:
   Federal                     $581         $  66          $907
   State                         97            62           270
                           -----------------------------------------
                                678           128         1,177
Deferred:
   Federal                      238            33          (246)
   State                         31           (12)          (42)
                           -----------------------------------------
                                269            21          (288)
                           -----------------------------------------
                               $947          $149          $889
                           =========================================

Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following (IN THOUSANDS):

                                                          DECEMBER 31,
                                                      1997             1996
                                                  -----------------------------
Deferred tax liabilities:
   Accounting method change for tax purposes         $423             $   -
   Depreciation and amortization                      120                 3
                                                  -----------------------------
                                                      543                 3
Deferred tax assets:
   Reserves and allowances                            423               198
   Net operating losses                                50                 -
   Other                                                3                 4
                                                  -----------------------------
                                                      476               202
                                                  -----------------------------
Net deferred tax (asset) liability                   $ 67             $(199)
                                                  =============================

At December 31, 1997, the Company has state net operating losses of $842,000. This net operating loss will expire in 2002.

The reconciliation of income tax computed at the federal statutory rate to the total provision for income taxes is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                    1997              1996          1995
                                             -------------------------------------------------
Tax at federal statutory rate                      35.0%             35.0%          35.0%
S corporation income not subject to
  corporate income taxes                          (33.7)            (32.8)           (.2)
Nondeductible expenses                              9.4               1.0            1.3
Adjustment on conversion of S
  corporation to C corporation                     15.4                 -              -
State taxes, net of federal benefit                 2.1               1.1            6.9
Other                                               (.8)                -           (2.6)
                                             -------------------------------------------------
                                                   27.4%              4.3%          40.4%
                                             =================================================

                                       21

10. BENEFIT PLANS

The Company sponsors the DAOU Systems, Inc. 401(k) Salary Savings Plan which covers employees who meet certain age and service requirements. Employees may contribute a portion of their earnings each plan year subject to certain Internal Revenue Service limitations. The Company made elective contributions to the Plan of $13,000, $16,000 and $50,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

In October 1994, Integrex adopted a retirement benefit plan effective January 1, 1995. The plan is intended to qualify under Internal Revenue Code Section 401(a) and provides for employee salary deferrals under Internal Revenue Code
Section 401(k), company matching payments, and company profit sharing payments. Integrex made profit sharing payments of $44,572, $97,605 and $60,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

In December 1995, On-Line adopted a defined contribution profit sharing plan covering substantially all employees who have completed one year of service and are twenty-one years of age and older. Profit sharing contributions are made at the discretion of On-Line's management. Contributions vest 20% after two years and an additional 20% for each year thereafter. Profit sharing expense was $67,500, $77,124 and $68,498 for the years ended December 31, 1997, 1996 and 1995, respectively. Effective January 1, 1998, On-Line's employees became eligible to participate in the Company's 401(k) plan, and the existing profit sharing plan of On-Line was terminated.

Sentient formerly had an employee stock purchase plan available to certain employees of Sentient. During 1994, the Board of Directors discontinued issuance of new shares under the plan. During 1996, Sentient purchased and retired all 36,329 shares held by employees at approximately $1.09 per share. Concurrently with the repurchase of the shares, each employee holding stock was issued an equivalent number of nontransferable "share units". These share units entitle the holder, upon termination of employment or other liquidating event, to a payment equal to the increase in the book value per share of Sentient between the most recent audited financial statements at the liquidating event date and the most recent audited financial statements prior to the issuance of the share units, multiplied by the number of share units held. As of December 31, 1997 and 1996, 30,445 and 35,991 share units, respectively, were outstanding. In the event of an initial public offering of its common stock or a change in control, the holders are entitled to receive the difference between the fair market value of the share units based on the consideration involved and the book value per share per the most recent audited financial statements. The Company recorded $7,139 and $13,642 of expense associated with these share units in 1997 and 1996, respectively.

Sentient has a 401(k) savings plan available to employees who have completed at least 1,000 hours of service. Matching contributions to the plan are at the Company's discretion. The Company made matching contributions to the plan for 1997, 1996 and 1995 of approximately $84,000, $62,000 and $51,000, respectively. The Company pays all administrative costs associated with the plan, which were $3,981, $2,410 and $1,380 in 1997, 1996 and 1995, respectively.

TMI maintains a defined contribution profit sharing plan for all eligible employees. Contributions are discretionary and are made solely by the Company. Actual contributions are based on a formula applied to each participants' annual compensation. Contribution expense for the plan was approximately $89,000, $74,000 and $72,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

RHI has a 401(k) savings plan available to employees who have completed 6 months of eligible service and are 21 years of age or older. Employees can voluntarily contribute up to 10% of their gross salaries, subject to IRS limitations. Matching contributions to the plan are at the Company's discretion. The Company made matching contributions to the plan of $100,000, $50,000 and $31,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

11. SUBSEQUENT EVENT (unaudited)

In August and September 1998, four separate complaints were filed against the Company and certain of its officers and directors in the United States District Court for the Southern District of California. These complaints assert violations of the federal securities law based on the alleged improper use of the percentage-of-completion method for revenue recognition. These complaints were brought on behalf of a purported class of investors in the Company's common stock and do not allege specific damage amounts. In addition, in October 1998, two separate complaints were filed in the Superior Court of San Diego, California. These additional complaints mirror the allegations set forth in the federal complaints and assert common law fraud and the violation of certain California statutes. The Company believes that the allegations are without merit and intends to defend against these allegations vigorously. No assurance as to the outcome of this matter can be given, however, an unfavorable resolution of this matter could have a material adverse effect on the Company's business, results of operations and financial condition.

ITEM 6.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - SUPPLEMENTAL

This Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. Forward-looking statements usually contain the words "estimate," "anticipate," "believe", "expect" or similar expressions. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties as those set forth herein and the Company's other SEC filings, including those more fully set forth in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of the Company's Form 10-KSB, as amended, for the most recently completed fiscal year on file with the SEC. These risks and uncertainties could cause the Company's actual results to differ materially from those projected in the forward-looking statements. The Company disclaims any obligation to update or publicly announce revisions to any such statements to reflect future events or developments.

OVERVIEW

     The Company designs, implements, supports and manages advanced computer network systems primarily for hospitals, integrated delivery networks (IDNs") and other provider organizations. The Company's design services include an assessment of the customer's existing computer network system, the preparation of voice, video and data network specifications, technical design documentation and diagrams. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems. Implementation service revenues consist of third-party hardware and software products, as well as the Company's professional services. The Company's gross margin with respect to implementation services varies significantly depending on the percentage of such services consisting of products (with respect to which the Company obtains a lower margin) versus professional services. Also, the Company often hires employees in anticipation of commencement of a project and if delays in contract signing occur the Company's gross margin could vary due to the associated loss of revenues to cover fixed labor costs. The Company's support and management services include remote and on-site network management, as well as I/S function outsourcing. The Company typically provides these services under multi-year contracts.

     In June 1998, the Company acquired Technology Management, Inc. and Affiliate ("TMI") and Resources in Healthcare Innovations, Inc. and Affiliates ("RHI"). In March 1998, the Company acquired Sentient Systems, Inc. ("Sentient") and Synexus Incorporated ("Synexus"). The acquisitions were accounted for using the pooling-of-interests method of accounting and, accordingly, the supplemental consolidated financial statements reflect the combined financial position and operating results for the Company, Sentient, Synexus, TMI and RHI for all periods presented giving retroactive effect to the pooling transactions. These supplemental consolidated financial statements will become the historical consolidated financial statements of the Company upon the issuance of financial statements for the period that includes the date of the merger. During March 1998 and June 1998, the Company recorded merger related costs totaling $1,722,000 and $2,882,000, respectively, net of related tax effects, incurred in connection with these acquisitions.

     In July 1997, the Company acquired through a pooling-of-interests merger all of the issued and outstanding shares of Integrex in exchange for 700,000 shares of Common Stock. DAOU-Integrex provides advanced network design,integration and consulting support services primarily to healthcare organizations, as well as to educational and governmental institutions. DAOU-Integrex specializes in the design and integration of voice and video networks and designs integrated cable plants capable of supporting voice, video and high-speed data transmission. In addition, in September 1997, the Company similarly acquired On-Line in exchange for 150,000 shares of Common Stock. DAOU On-Line services local area computer and voice network systems, provides other telecommunications infrastructure applications and sells network services related to those activities. The Company recorded merger related costs of approximately $1,068,000 (net of tax charge of $350,000). The Company's Supplemental Consolidated Financial Statements and Notes thereto reflect the combined financial position and operating results for the Company, Integrex, On-Line Synexus, Sentient, TMI, and RHI for all periods presented in this Report.

     Candler Health Systems ("Candler"), a large I/S outsourcing customer of the Company, terminated its contract with the Company effective November 30, 1997. In addition to revenue from specified services under the Candler contract, the Company recognized revenue of approximately $100,000, $200,000 and $300,000 during the second, third and fourth quarters of 1997, respectively, as a result of the termination fee payable by Candler under the contract.

     Historically, the majority of the Company's revenues have been derived from network design and implementation services which are generally provided on a fixed-fee basis. These revenues are recognized using the percentage-of-completion method with progress to completion measured by labor costs incurred to date compared to total estimated labor costs. The Company may also provide services on a "time and expense" basis for which revenues are also recognized as the services are performed. A design project typically lasts from three to five months. The time to complete implementation projects generally ranges from three to six months, although certain projects have required up to 13 months for completion.

     Support and management service revenues are recognized ratably over the period that these services are provided. The Company anticipates that revenues from support and management services will increase as a percent of total revenues in the future. Payments received in advance of services performed are recorded as deferred revenues. Certain contract payment terms may result in customer billing occurring at a pace slower than revenue recognition. The resulting revenues recognized in excess of amounts billed and project costs are included in contract work in progress on the Company's balance sheet.

SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA.

     The following table presents selected supplemental consolidated financial data of the Company. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the other sections of this Item 6 and the supplemental consolidated financial statements and the related notes thereto included elsewhere herein.

                                                        YEARS ENDED DECEMBER 31,
                             ------------------------------------------------------------------
                                1993          1994          1995           1996         1997
                             ------------------------------------------------------------------
Revenues                      $17,190        $24,336       $36,448        $50,947     $69,055
Cost of revenues                9,501         15,178        22,583         33,730      45,553
                             ------------------------------------------------------------------
Gross profit                    7,689          9,158        13,865         17,217      23,502

                                       25


Operating expenses:
 Sales and marketing           2,165          2,501         2,928          4,166        7,780
 General and administrative    4,670          5,300         8,930          9,945       12,425
 Merger and related costs          -              -             -              -          718
                            ------------------------------------------------------------------
 Total operating expenses      6,835          7,801        11,858         14,111       20,923
                            ------------------------------------------------------------------
Income from operations           854          1,357         2,007          3,106        2,579
Interest income (expense),
  net                            (23)           627           193            369          873
                             ------------------------------------------------------------------
 Income before income taxes      831          1,984         2,200          3,475        3,452
 Provision for income taxes      101            439           889            149          947
                             ------------------------------------------------------------------
 Net income                      730          1,545         1,311          3,326        2,505
 Accretion of preferred stock      -              -            87            485            -
                             ------------------------------------------------------------------
 Net income attributable to
   common stock                $ 730         $1,545        $1,224        $ 2,841     $  2,505
                             ------------------------------------------------------------------
 Net income per common
   share: (1)
   Basic                       $0.06         $0.13         $0.10         $0.23          $0.15
                             ------------------------------------------------------------------
   Diluted                     $0.06         $0.13         $0.10         $0.23          $0.15
                             ------------------------------------------------------------------
 Shares used in computing
   net income per common
   share:
   Basic                        11,876       12,251        12,260         12,580       16,231
                             ------------------------------------------------------------------
   Diluted                      11,876       12,251        12,548         14,385       17,246
                             ------------------------------------------------------------------
 Cash, cash equivalents and
   short-term investments      $1,038        $1,847        $7,493         $3,962      $18,288
 Total assets                   4,722         7,010        19,735         21,672       54,110
 Long term debt, less current     155            64            45             32           49
 Redeemable preferred stock         -             -         7,705          8,190            -
 Total stockholders equity      1,107         2,009         3,498          6,304       41,837

(1) See Note 1 of Notes to Supplemental Consolidated Financial Statements for information concerning the calculation of net income per share.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997 AND 1996

     The Company's revenues were $69.1 million and $50.9 million for the years ended December 31, 1997 and 1996, respectively, representing an increase of approximately 36%. Revenues increased primarily due to the I/S outsourcing services which the Company began providing during April of 1996.

     Cost of revenues for the years ended December 31, 1997 and 1996 were $45.6 million and $33.7 million, respectively, representing an increase of approximately 35%. Gross margin for the years ended December 31, 1997 and 1996, remained relatively constant at approximately 34%.

     Sales and marketing expenses were $7.8 million and $4.2 million for the years ended December 31, 1997 and 1996, respectively, representing an increase of approximately 87%. This increase was primarily due to the further implementation of a regional sales structure, an increase in sales personnel and the expansion of the Company's marketing programs. Sales and marketing expenses were approximately 11% and 8% of total revenues for the years ended December 31, 1997 and 1996, respectively. The Company expects that sales and marketing expenses will continue to increase in dollar terms to support the anticipated growth in the Company's business.

     General and administrative expenses were $12.4 million (excluding one-time merger costs of $718,000) and $9.9 million for the years ended December 31, 1997 and 1996, respectively, representing an increase of approximately 25%. The primary factors contributing to this increase were costs associated with the implementation of the Company's management information system, the addition of senior management and other infrastructure requirements. General and administrative expenses were approximately 18% and 20% of total revenues for the years ended December 31, 1997 and 1996, respectively. The Company expects general and administrative expenses to continue to increase in dollar terms to support the anticipated growth in the Company's business.

     Net interest income was $873,000 and $369,000 for the years ended December 31, 1997 and 1996, respectively. Interest income consisted of interest on cash and cash equivalents and short-term investments. Interest expense consisted of interest associated with the Company's business line of credit and term financing of insurance premiums but was not significant during either period.

YEARS ENDED DECEMBER 31, 1996 AND 1995

     The Company's revenues were $50.9 million and $36.4 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 40%. Revenues increased primarily due to the introduction of the Company's I/S outsourcing services under the Candler contract in April 1996. Services to Catholic Medical Center of Brooklyn accounted for approximately $4.1 million of total revenues in 1996, representing approximately 8% of total revenues.

     Cost of revenues was $33.7 million and $22.6 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 49%. Gross margin was 34% and 38% for the years ended December 31, 1996 and 1995, respectively. This decrease in gross margin was primarily due to the increased content of professional services in certain implementation projects during 1995, as well as the lower gross margin related to the Company's I/S outsourcing services initiated in 1996.

     Sales and marketing expenses were $4.2 million and $2.9 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 42%. This increase was primarily due to the establishment of a regional sales structure, an increase in sales and marketing personnel and the expansion of the Company's marketing programs. Sales and marketing expenses were approximately 8% of revenues for the years ended December 31, 1996 and 1995.

     General and administrative expenses were $9.9 million and $8.9 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 11%. The primary factors contributing to this increase were costs associated with the Company's larger corporate facility, implementation of a management information system and the addition of senior management during 1996. General and administrative expenses were approximately 20% and 25% of revenues for the years ended December 31, 1996 and 1995, respectively.

     Net interest income was $369,000 and $193,000 for the years ended December 31, 1996 and 1995, respectively. Interest income consists of interest on short-term investments, cash and cash equivalents and notes receivable from officers and stockholders. Interest expense consists of interest associated with the Company's business line of credit and term financing of insurance premiums, but was not significant during either period.

INCOME TAXES

     In 1997, 1996 and 1995, the effective tax rates were approximately 27%, 4% and 40%, respectively, and were different than the expected combined federal statutory rate of 35% primarily due to the fact that Integrex, Sentient, Synexus, TMI and RHI were S-corporations prior to their respective mergers with DAOU. Consequently, taxes on the income of these entities were the direct responsibility of its stockholders. In 1996, the benefit of Integrex's lower tax rate was partially offset by the amortization expense related to compensatory stock options granted by the Company during 1996 and additional taxes on the conversion of S-corporation to C-corporation.

LIQUIDITY AND CAPITAL RESOURCES

     On December 31, 1997, the Company had working capital of $39.6 million, an increase of $26.2 million from $13.4 million on December 31, 1996. This increase was due primarily to the Company's initial public offering of Common Stock in February 1997 which raised $15.8 million, net of issuance costs, and the Company's secondary public offering in August 1997 which raised $9.3 million, net of issuance costs. For the year ended December 31, 1997, cash used in operating activities was $8.4 million which resulted primarily from an increase in the Company's investment in contract work in process and accounts receivable due to growth in revenues.

     The Company believes that its available funds will be sufficient to meet its capital requirements for the foreseeable future. The Company may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities or issuance of equity securities in future acquisitions could result in additional dilution to the Company's stockholders, and the incurrence of additional debt could result in additional interest expense.

YEAR 2000

     The Company provides information, communications technology and services to its customers and must therefore address two critical areas of Year 2000 readiness: i) internal readiness; and, ii) external system readiness. The Company is currently conducting a detailed assessment of its internal Year 2000 status and developing an aggressive action plan to address all required upgrades in computer systems, applications, equipment and facilities. This assessment and plan includes an ongoing review of the Company and its Subsidiaries information systems and the integration of these systems into the existing Year 2000 ready systems. The current plan calls for complete internal readiness by April 1999. Financial impact for internal compliance should be minimal. The Company's current internal equipment and applications are substantially compliant and the costs to integrate the subsidiary applications were planned for as part of the recent mergers.

     The Company is initiating communications with its critical external relationships including customers and suppliers to determine the extent to which the Company may be vulnerable to such parties' failure to resolve their own Year 2000 issues. Where practicable, the Company will assess and attempt to mitigate its risks with respect to the failure of these entities to be Year 2000 ready. The effect if any, on the Company's results of operations from the failure of such parties to be Year 2000 ready, is not reasonably estimable.

     The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, availability and cost of personnel trained in this area and the ability to locate and correct all relevant computer systems.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits.

          The following exhibits are filed herewith or incorporated by reference as part of this report:


   Exhibit
     No.                        Document Description
------------  -----------------------------------------------------------------

     23.1     Consent of Ernst & Young LLP, Independent Auditors

     23.2     Consent of Deloitte & Touche LLP, Independent Auditors

     23.3     Consent of PricewaterhouseCoopers LLP, Independent Accountants

     27.1     Financial Data Schedule for the period ended December 31, 1997 (Restated)

     27.2     Financial Data Schedule for the period ended December 31, 1996 (Restated)

     27.3     Financial Data Schedule for the period ended December 31, 1995 (Restated)

                                      SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 1998        DAOU SYSTEMS, INC.

                                   By:  /s/ FRED C. MCGEE
                                        ----------------------------------------
                                        Fred C. McGee, Chief Financial Officer

                                    EXHIBIT INDEX


    Exhibit
      No.                      Document Description
--------------  ---------------------------------------------------------------

      23.1      Consent of Ernst & Young LLP, Independent Auditors

      23.2      Consent of Deloitte & Touche LLP, Independent Auditors

      23.3      Consent of PricewaterhouseCoopers LLP, Independent Accountants

      27.1      Financial Data Schedule for the period ended December 31, 1997 (Restated)

      27.2      Financial Data Schedule for the period ended December 31, 1996 (Restated)

      27.3      Financial Data Schedule for the period ended December 31, 1995 (Restated)